Exhibit 99.8

AZZ incorporated Reports Year-To-Date and Third

Quarter Results of Fiscal - Year 2005

For the nine months – Revenues Increase 10%, Net Income up 10%, Earnings Per Share Increased 7% and Backlog is up 15%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Retail: Robert Blum
Institutional/Analysts: Joe Dorame
Media: Kristen Klein
Internet: www.rcgonline.com

January 6, 2005 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2004. Revenues for the third quarter were $38.3 million, compared to $33.3 million for the comparable period last year. Net income for the third quarter was $1.2 million, or $0.22 per diluted share, compared to net income of $1.2 million, or $0.21 per diluted share, in last year’s fiscal third quarter.

Backlog at the end of the third quarter was $60.1 million, compared to $ 53.8 million at the end of the previous quarter and $52.5 million for the comparable period last year. Incoming orders for the third quarter totaled $44.6 million while shipments for the quarter totaled $38.3 million, resulting in a book to ship ratio of 116 percent.

Outstanding debt at the end of the quarter was $27.8 million, down 10 percent from the February 29,2004, fiscal year end, resulting in a long-term debt to equity ratio of .30 to 1. Shareholders Equity increased to $73.3 million or $13.30 per diluted share.

For the nine-month period, the Company reported revenues of $114.5 million, compared to $103.7 million for the comparable period last year. Net income for the nine months was $3.4 million, or $0.61 per diluted share, compared to $3.0 million, or $0.57 per diluted share for the comparable nine-month period last year. Incoming orders for the nine-month period were $121.5 million, while year to date shipments totaled $114.5 million, resulting in a book to ship ratio of 106 percent. Implementation cost associated with the installation of our new ERP system in the amount of $505,000 for the nine-month period are included in Selling, General and Administrative expense for the nine month period ending November 30, 2004.

Revenues for the Electrical and Industrial Products Segment were $25.0 million for the third quarter, compared to $21.1 million in the previous year’s third quarter. Operating income for this segment was $1.7 million, compared to $1.6 million in the third quarter of last year. For the first nine months, revenues were $76.0 million and operating income was $5.0 million compared to $67.4 and $ 4.6 million, respectively, for the first nine months of the prior year.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased to see an increase in quotation activity in our Electrical and Industrial Products Segment, both domestically and internationally. We have been disappointed that this improved quotation level has not lead to improved pricing opportunities. Competitive pricing pressures continue as our industry still operates with a significant level of unused capacity. As we have seen in previous quarters of the current fiscal year, some opportunities were lost due to pricing being below our acceptable margin level. Pricing pressures combined with our inability to pass along many of the material cost increases we have incurred, continue to put downward margin pressure on our operating results. We will seek out all opportunities to recover our cost increases while continuing our efforts to improve our operating efficiency, lower our internal cost structure, and expand our served markets. Further sustained recovery of our served markets should lead to a better industry matching of capacity and demand, and assist us in our margin improvement efforts.”

Revenues for the Company’s Galvanizing Service Segment were $13.3 million for the third quarter, compared to $12.2 million in the previous year’s comparable quarter. Operating income for the Segment was $2.4 million compared to $2.3 million in the same quarter last year. For the first nine months of fiscal 2004, revenues were $38.5 million, and operating income was $7.1 million compared to $36.3 and $6.3 million, respectively, for the first nine months of the prior year.

Mr. Dingus continued, “We have seen another quarter where the leverage that has been gained from market stabilization and some modest recovery improved our operating performance. The revenue and operating income for this segment continues at an encouraging pace. Zinc and natural gas cost continue to be extremely volatile, making it an extremely challenging environment to match our pricing and cost, and sustain our margin performance. While not as severe as in our Electrical and Industrial Products Segment, market capacity does exceed demand and inhibits our ability to achieve higher operating performance. We believe that a sustained improvement in our served markets should continue to reflect improved operating results for this Segment.”

Mr. Dingus concluded, “On a year to date basis, our revenues and income are consistent with our internal targets. This combined with the evaluation of information currently available to management, we are continuing to estimate FY2005 earnings to be within the range of $0.75 to $0.85 per diluted share and revenues to be within the range of $140 to $150 million. Our earnings per share estimate includes the portion of Oracle ERP system implementation project cost of $650,000, which does not qualify for capitalization, in fiscal 2005.

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2005 at 4:15 P.M. Eastern on January 6, 2005. Interested parties can access the call at (877) 356-5706. The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, confirmation #2884275, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

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Condensed financial tables on attached page

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Nine Months Ended
	Nov. 30, 2004	Nov. 30, 2003	Nov. 30, 2004	Nov. 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$38,297	$33,338	$114,501	$103,696
Income before taxes	$1,911	$1,865	$5,329	$4,896
Net income	$1,199	$1,156	$3,352	$3,035

Net income per share
Basic	$0.22	$0.21	$.62	$.57
Diluted	$0.22	$0.21	$.61	$.57
Diluted average shares outstanding	5,510	5,441	5,509	5,371

Condensed Consolidated Balance Sheet

(in thousands)

	Nov. 30, 2004	February 29, 2004
	(unaudited)	(audited)
Assets:
Current assets	$46,953	$43,713
Net property, plant and equipment	$35,486	$34,201
Other assets, net	$42,253	$42,112

Total assets	$124,692	$120,026

Liabilities and shareholders’ equity:
Current liabilities	$27,249	$23,504
Long term debt due after one year	$22,250	$25,375
Other liabilities	$1,939	$1,850
Shareholders’ equity	$73,254	$69,297

Total liabilities and shareholders’ equity	$124,692	$120,026

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Nine Months Ended Nov. 30, 2004	Nine Months Ended Nov. 30, 2003
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$8,719	$13,024
Net cash provided by (used in) investing activities	$(5,446)	$(1,268)
Net cash provided by (used in) financing activities	$(2,877)	$(12,956)

Net increase (decrease) in cash and cash equivalents	$396	$(1,200)
Cash and cash equivalents at beginning of year	$1,445	$1,984

Cash and cash equivalents at end of quarter	$1,841	$784

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